Exhibit 99.2

FINAL TRANSCRIPT

Conference Call Transcript

WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Event Date/Time: Nov. 09. 2006 / 8:00AM CT

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Mike Collier

Willbros Group, Inc. - VP of IR

Mike Curran

Willbros Group, Inc. - Chairman and CEO

Randy Harl

Willbros Group, Inc. - President, COO

Van Welch

Willbros Group, Inc. - CFO

CONFERENCE CALL PARTICIPANTS

Neal Dingmann

Pritchard Capital - Analyst

Robin Shoemaker

Bear Stearns - Analyst

John Rogers

D.A. Davidson - Analyst

Martin Malloy

Southcoast Capital - Analyst

Bob Fontana

Morgan Crossroads Fund - Analyst

Dan Westcot

Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen, thank you for standing by and welcome to the Willbros Group third quarter conference call.

[OPERATOR INSTRUCTIONS]

I would like to turn the conference over to Mr. Mike Collier, Vice President of Investor Relations for the Willbros Group.

Please go ahead.

Mike Collier - Willbros Group, Inc. - VP of IR

Good morning and welcome to the Willbros Group conference call.

Today’s Willbros management participants are Mike Curran, Chairman and Chief Executive, Randy Harl, President and Chief Operating Officer, Van Welch, Chief Financial Officer, Gay Mayeux, Vice President of Finance and myself.

This call is being broadcast live over the Internet and is also being recorded. An archive of the Webcast will be available shortly after the call on our Website, willbros.com, and will be accessible for 12 months. A replay also will be available through the phone number provided by the Company in yesterday’s press release.

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Information reported on this call speaks only as of today, November the 9th, 2006 and, therefore, you’re advised that time sensitive information may no longer be accurate as of the time of any replay. Comments today contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC.

The Company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise. This presentation may also contain non-GAAP numbers. A reconciliation of non-GAAP numbers to the comparable GAAP numbers can be found in the earnings press release posted on our Website along with other information regarding such numbers.

Now, I’d like to turn the conference over to Mike Curran, Chairman and Chief Executive Officer of Willbros.

Mike?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

Good morning everyone and thank you for joining us.

In yesterday’s press release, we reported that the loss from continuing operations for the third quarter of 2006 was $5 million. Comparable to the second quarter loss of 5.1 million. This is consistent with the guidance we previously provided. We continue to make progress on the plan to exit Latin America and Nigeria, as we refocus our attention and resources to North America and a few other selected international markets.

In addition, we have recently completed a private equity transaction and this, combined with our new credit facility, should give us the liquidity and flexibility to perform the increasing volume of projects we are currently pursuing or have in backlog. Finally, we are encouraged by the number of qualified bidders who have submitted proposals for the purchase of our Nigeria operations and assets. And we expect to reach an agreement on this transaction by the end of the first quarter of 2007, or possibly slightly thereafter.

For the next few months we will continue our focus on completing the sales process currently underway for our Nigerian operations as well as mitigating the financial impact on our business caused by the deteriorating situation there. Reducing costs to establish a G&A run rate of 6 to 8% of revenue for continuing operations and, finally, returning to sustainable profitability for continuing operations.

Now, Randy will give you some more information about Nigeria and additional color on our operations and our market outlook.

Randy Harl - Willbros Group, Inc. - President, COO

Thanks, Mike.

On a daily basis we continue to see the spread and escalation of hostilities against oil and gas installations and the work forces in Nigeria. Every operating and service company has been affected by the increasing and spreading attacks by militant and criminal elements. In recent weeks we have taken additional actions in Nigeria to reduce our costs, protect our personnel and safe guard our assets.

In late September 2006, violence in the Port Harcourt area escalated to a point where we elected to transfer employees out of this area to assure their continued safety. We have subsequently reduced our facility staff at our operating base in Choba to a minimum number required to support a caretaker status. Critical ongoing support functions have been shifted to Lagos and other locations outside of the Port Harcourt area.

We have a plan in place and we are executing that plan with the objective of preserving the value of our franchise. With the exception of two projects, we have given notification of a Force Majeure event to our clients and are making substantial progress in

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

our negotiations to mitigate and resolve the impact of schedule delays, heightened security concerns, disputed change orders and increased costs related to labor, equipment and materials.

We have made substantial progress on these negotiations, but resolution with all of our clients has not been finalized and the outcome of the remaining negotiations is still uncertain as is their ultimate effect on our revenue, operating results and cash flow from discontinued operations. We believe these negotiations and other factors will have a positive impact on the future revenue, operating results and cash flow.

Since our last call on September 20, we have continued to press forward with the sale of our Nigeria operations. We have received indicative offers from parties qualified by our investment banker, have met with those parties and are conducting site visits so that they may perform due diligence on the ground in Nigeria. These qualified parties also have access to a virtual online data room. We believe these expressions of interest are genuine and the interested parties are viable businesses with strong local content and business connections in Nigeria.

Although we cannot yet determine any gain our loss upon the ultimate divestment of the Nigeria operations, we believe there are strong incentives for all parties to work toward early agreement and completion of a sale transaction. We are encouraged by the level of interest expressed by these qualified buyers and we expect to be able to reach an agreement on the sale by the end of the first quarter of 2007 or shortly thereafter.

With respect to continuing operations, the start up of certain pipeline construction projects in North America was delayed in the third quarter. The delays and the construction equipment and personnel we held to ensure availability impacted the contract margins. We expect to see improvement in these delayed projects, all of which are now underway. Our backlog for continuing operations now stands at $763 million. Our engineering backlog, which includes EPC work is now more than $300 million, an all-time high for Willbros.

We have previously discussed the Willbros EPC offering and the competitive advantage it affords us, and we believe the large amount of backlog and engineering is a positive indication of more construction activity and the potential for more large EPC awards in the near term. We reported on our last call that we expected highly confident work to be awarded in the near term. We have added to backlog approximately $200 million of the $300 million of highly confident work we discussed six weeks ago.

Going forward, we have approximately $250 million of projects for which we have either letters of intent or verbal award and expect to have them under contract prior to year-end. Included in this $250 million we have a verbal award on one project valued at about $40 million and a letter of intent on another project valued at about $200 million. In addition to our highly confident work, we have a front end engineering assignment which we believe positions us well for a major potential EPC award in the $500 million range.

These projects are all in North America and are in addition to the developmental project for approximately $500 million that we discussed on the last call. We expect these new projects to carry higher risk adjusted returns than work acquired as recently as second quarter this year. The market continues to be favorable, and we believe we will continue to build backlog with increased margins and improved terms and conditions.

On our last call, we reported prospective project in North America of over $5 billion, which we expected to bid or negotiate in the next 12 to 15 months. This was out of a total of approximately $12 billion in prospects in markets which also included North Africa and the Middle East. Our prospects list now stands at approximately $11 billion, primarily due to tighter focus, recognizing that we are nearing capacity in the short term, and at November 3rd, we had about $1.7 billion in outstanding bids or proposals in preparation.

Other indicators that reinforce our view of the strength of our markets are recent comments by the International Energy Agency that it has raised its estimate of the investment needed to meet growing world energy demand over the next 25 years to $20 trillion. In Oman, the Oil Minister recently announced that the Sultanate will be investing around $4 billion in enhanced oil recovery projects to lift its crude production by another 100,000 barrels per day.

Industry research has also noted a trend for pipeline owners to sign contracts earlier than usual to ensure their projects are not delayed due to a lack of engineering and construction resources. We can point to a large amount of backlog for 2007 and confirm that owners are signing contracts earlier than usual, but now is the time for us to negotiate for the best contractual terms and conditions as well as pricing, and we don’t want to execute contracts until we are assured we have concluded an appropriate deal.

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Another important point is that we believe we can avail some very good opportunities, hit some long balls, so to speak, if we keep some capacity available to address urgent projects we expect our clients to present in the near term. You can see that the market for our services remains very robust and we expect additional opportunity for pricing improvement. Our challenge is to contain our costs and translate the strong market conditions into additional contract margin and ultimately net earnings.

Now Van will discuss our financial results and how it looks for the the remainder of the year and then we will take your questions.

Van Welch - Willbros Group, Inc. - CFO

Thanks, Randy.

Yesterday we reported a net loss of $22.1 million which included a $5 million loss in continuing operations and $17.1 million loss in discontinued operations. I will discuss the results for our continuing operations and discontinued operations separately. First, I will discuss the third quarter results and then the nine-month results from continuing operations, and then do the same from discontinued operations.

Now, I’d like to focus on those operations that are reported as continuing operations in our financial statement which currently include primarily the United States, Canada, and Oman. For the third quarter of 2006, we recorded a loss from continuing operations of $5 million on the revenue of 125.5 million. Contract costs were $113.4 million, resulting in a contract margin of 9.6%. G&A costs were $11.1 million, or 8.8% of revenue.

The tax provision was $400,000, primarily due to certain non-deductible expenses in the United States. Net loss was $5 million, or $0.23 per share compared to a net loss of $9 million or $0.42 per share in the third quarter of 2005. In the United States and Canada segment, revenue increased by 75% to $105.3 million, as compared to results for the same period in 2005. The increase was a result of expanded business activity and engineering and construction operations in the United States and maintenance, fabrication and construction in the oil sands region of Canada.

With an engineering staff approaching 500 personnel, we provided through, Willbros Engineers, engineering, project management and EPC services to our clients in North America. At Willbros RPI, we continue construction of multiple large diameter natural gas pipelines in the Barnett Shell area and through our Canadian subsidiary, Willbros MSI, we provided modular fabrication, maintenance and construction work.

International revenue of $20.2 million increased by $15.3 million over the same period in 2005 due to increased maintenance activities and pipeline construction work in Oman.

Contract income increased 115% to $12 million in the third quarter of 2006, compared to the same quarter last year. The increase was primarily the result of increased revenue from our U.S. and Canadian operations. The contract margin percentage in the third quarter of 2006 increased to 9.6% from 8.6% in the same period in 2005.

However, the third quarter gross margin of 9.6% declined from the second quarter of 2006 margin of 11.2%, primarily due to the delayed start of certain construction projects in North America, all of which are underway currently. In the third quarter, G&A costs were 11.1 million or 8.8% of revenue, this was an increase of $700,000 compared to the same quarter 2005.

The increase in G&A costs included increased support for operations, which generated a 92.9% increase in revenue in third quarter 2006 as compared to 2005. We also incurred severance charges of $1.2 million in the quarter. Depreciation and amortization costs for the period ended September 30, 2006 were approximately $3.3 million compared to $3 million for the same period in 2005.

Now, moving to year-to-date results for continuing operations: we recorded a loss from continuing operations of $18.6 million on revenue of $352.2 million for the nine-month period ended September 30th, 2006. Contract costs were $320.6 million, resulting in a contract margin year-to-date of 9%. G&A costs were$33.1 million or 9.4% of revenue.

The tax provision was $1.8 million, primarily due to disallowable expenses and costs for which no tax benefit was realized. The net loss was $18.6 million or $0.87 per share, compared to a net loss of $23.8 million or $1.12 per share in the comparable period in

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

2005. In the United States and Canada, revenue of $306.1 million was up $148.3 million or 93.9% as compared to the same period in 2005, as a result of increased level of projectivity for engineering construction in the United States and in the oil sand regions of Canada.

International revenues of $46.1 million was more than double the revenue over the same period in 2005, due to increased activity in Oman. The increase in contract income of $16.4 million to $31.6 million in the first nine months of 2006 compared to the same period last year was primarily the result of increased revenue in the United States and Canada business segment. Contract margins increased to 9% from 8% in the comparable period in 2005. Our G&A costs were $33.1 million for the first nine months of 2006. This was an increase of $2.9 million compared to the same period in 2005.

This increase in G&A costs included increased insurance costs (particularly D&O insurance) and we had $1.2 million severance charges and increased salaries — employee salaries and benefits. These increases were partially offset by reductions in legal and audit and accounting services primarily from lower costs that we’re now incurring in DOJ and SEC investigations. Depreciation and amortization costs for the nine-month period ended September 30 were approximately $9.2 million, compared to $8.5 million in the same period in 2005.

Now, I’ll move to discontinued operation results for the — for Q3. In the third quarter of 2006, we recorded a loss from discontinued operations of $17.1 million on revenue of $102.3 million. Contract costs were $112.5 million. G&A costs were $7.2 million or 7.1% of revenue. The tax provision of $3.2 million was primarily due to taxes payable on a deemed profit basis in Nigeria. A net loss of $17.1 million or $0.80 per share compared to a net loss of $8.6 million or $0.41 per share in the third quarter of 2005.

Now, for the year-to-date results for disco-ops. The nine months ended September 30, 2006 we recorded a loss from discontinued operations of $46.2 million on revenue of $375.5 million. Contract costs were $373 million, resulting in a gross margin of 0.6%. General and Administrative costs were $20.7 million or 5.5% of revenues. The tax provision was $15.3 million, primarily due to taxes payable on a deemed profit basis in Nigeria.

The net loss from disco-ops was $46.2 million or $2.15 per share compared to a net loss of $13.5 million or $0.64 per share in the comparable period in 2005. Detailed financial results for Nigeria, Venezuela, Opal which comprised our discontinued operations are provided in the Company’s 10-Q which was filed yesterday.

Now for a few comments on our balance sheet and financing activities. At September 30, 2006, cash and cash equivalents for our Company totaled $38.8 million. Primarily as a result of our recent private placement of equity, our cash balance has now improved to over $90 million on Monday of this week. We expect to manage our cash in the range of $70 to $90 million.

Working capital at September 30 was $165.7 million, total assets were $524.6 million, total long-term debt was $167.5 million, and stockholders’ equity was $86.6 million. Net assets of discontinued operations were $105.6 million at the end of this quarter.

On October 27th, 2006, we finalized two important financing transactions. We entered into a new $100 million 3-year senior secured synthetic credit facility and we raised $49 million of net proceeds from a private placement of equity. As Mike stated earlier, the combination of these two transactions should give us the liquidity and flexibility that we need as we move forward.

The credit facility will be used primarily for the issuance of letters of credit to support project activities. Included in the 100 million is a $25 million component to support short-term working capital needs. Should our business justify the need going forward, we have the ability with the consent of our Arranger to increase this facility to $150 million. In the private placement, we sold 3.7 million shares of common stock at a selling price of $14 per share which represented a 10% discount from the closing price of our stock on October 24. The net proceeds from this offering will be used for general corporate purposes and to support the start up of several new projects in the U.S. and Canada.

Now, a few comments on backlog. The strong demand for our pipeline engineering and construction services in North America has resulted in backlog of $763 million for continuing operations at quarter’s end. This excludes the highly confident amounts that Randy just discussed. Backlog for discontinued operations was $449.3 million at September 30, 2006.

Now, I’d like to update you on the outlook provided to you in our last call. For the remainder of 2006 we are — we expect our revenue from continuing operations to exceed the level seen in the third quarter. We also expect fourth quarter contract margins for continuing operations to equal or exceed the margin generated in the second quarter, which was 11.2%.

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

We will continue to focus on reducing G&A costs to a run rate of 6 to 8% of revenue for continuing operations. We have identified Company-wide overhead and indirect costs reductions which we expect to reduce our costs going forward by approximately $10 million on an annual basis. We expect to have these implemented — these implemented reductions done by year-end.

With respect to embedded margins and backlog, we believe that going forward it is inappropriate for us to provide the detail that we have previously given due to the fact that a large portion of our prospective work is in North American markets which are not characterized by public bid openings.

Disclosure of as-bid margins is placing us at a competitive disadvantage when negotiating with clients and provides proprietary information to our competitors. We do, however, expect to begin providing guidance on an annual basis with our earnings conference call for the 2006 fourth quarter.

We will continue to present to you the ranges of margins our services can generate, and we will provide scope and duration information on new work awards as appropriate.

Now, we will take your questions.

QUESTION AND ANSWER

Operator

All right, thank you, sir.

[OPERATOR INSTRUCTIONS]

Neal Dingmann with Pritchard Capital, please go ahead.

Neal Dingmann - Pritchard Capital - Analyst

Morning, guys. Say, great color on the call, I appreciate that. One thing I don’t know like you said, you touched on this at the end, how much you can give, as far as the color on the backlog, Mike, are you able to say now currently how much of that is sort of oil sands related or not necessarily margins behind any of that backlog but what the makeup of some of that is now versus end of year ‘05?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

This is Mike. Just a second, we’re looking for some numbers right here. Okay.

Out of that backlog, right at 214 million is in Canada, and the bulk of that is all oil sands-related work. As we mentioned a little over 300 million of it is through Willbros RPI, our engineering group, and that also includes EPC work of about 230 million. And so the balance is Oman and our U.S. construction.

Neal Dingmann - Pritchard Capital - Analyst

Perfect, perfect, great color there, Mike. And then my last question, on the sort of the DOJ charges, are you expecting any more charges there and any idea when you could possibly see the fines or any of the timing behind that? Do you know anymore details.

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran - Willbros Group, Inc. - Chairman and CEO

We don’t really have the color on that, that tends to ebb and flow with their focus on us and focus on other situations that they’re involved in. In discussions with our attorneys, though, the amount of information that they are requiring and that sort of thing is becoming less and less in the last few months as are our costs associated with this.

And we’re hopeful to be able to resolve this and maybe by mid next year.

Neal Dingmann - Pritchard Capital - Analyst

Okay. And then as far as just on the income statement, as far as just expenses around the DOJ, do you see that kind of winding down now?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

We hope it will, but you never know what might cause it to spike up, but that’s our anticipation and our plan, that it will continue to drift downward.

Neal Dingmann - Pritchard Capital - Analyst

Okay, thanks a lot, guys.

Operator

All right, thank you. Robin Shoemaker, please state your company name followed by your question.

Robin Shoemaker - Bear Stearns - Analyst

Yes, Bear Stearns. Thanks.

I wanted to just basically ask about the — you mentioned here that you’re exiting Latin America. I thought you had sold Venezuela. What’s left to do there?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

We sold the operations in Venezuela, but we have a joint venture there that we are in with, I believe it’s Hanover, the Wood Group, a local engineering company that is a - it started out to be about a 15-year deal, I can’t remember, I think it’s eight or nine years left on it, Robin, and we anticipate closing on a sale on that some time this next month, and I believe we have some details on that in this current Q.

Robin Shoemaker - Bear Stearns - Analyst

Okay, good.

All right so then on this — I know you don’t want — you’re not going to talk about embedded margins and backlog. You do have still quite a sizable backlog of discontinued operations, and I think last quarter you updated — you gave some kind of estimate of what that embedded margin is.

So is that something you would do or is— and would you also comment on the payments that you were expecting to receive, I think there was $100 million, approximately or more than $100 million of claims that you thought would be recovered, and if you’ve made any further progress there?

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran - Willbros Group, Inc. - Chairman and CEO

We have continued - those tend to be kind of a continuing thing in which at any given time we’ll make collections, we’ll make settlements, and then we’ll have other things put in these.

If we are in Force Majeure or we have shut down contracts that the payment schedule doesn’t balance the work, we’re in negotiations with the clients on these, what you see in those is we have money coming in on a very lumpy basis as we settle these things but we have more things going into it.

Randy Harl - Willbros Group, Inc. - President, COO

Robin, this is Randy.

I think a good way to think about that is it’s different for every contract. We are focused on each of those and working with every customer to resolve either the Force Majeure issue, the claim issues, trying to get the work done, maintain the safety and security of our people. It’s a very complex situation in Nigeria.

But I guess a good way to color that is that I’m optimistic that we are continuing to have cooperation from our customers and that one by one we’re going to fight these things down, resolve them and move forward. It’s like Mike said, it’s just a lumpy kind of thing.

You know, we gave you some guidance last time, we said that number was about $100 million in terms of claims that we’re trying to resolve. It’s still in that range. We have resolved some of those, though. So it’s positive, but with the situation in Nigeria, we are going to continue to have claims. And we are making sure, though, that we properly document all of that and are in position to, out there in the future, recover what we spent.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

And the other thing that makes it difficult, Robin, is we’re not the only one in this same situation. I mean, as Randy said in his remarks, every major service company is being affected over there and so they all have the same situations we do, and it’s like a line of people in front of these clients trying to get these things sorted out.

Robin Shoemaker - Bear Stearns - Analyst

Okay.

Then just finally on — you’ve indicated you got a — net assets of 105 million from discontinued operations. Some of your earlier comments at the beginning sounded like the situation in Nigeria gets worse, is it still your expectation that that’s the value of these assets and that you wouldn’t try to sell before — at a lower level than net asset value?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

Well, I don’t think anybody wants to sell at less than net asset value, and we’re trying to maximize what we would get out of there, but it’s — I think as Randy mentioned earlier, when you’re in negotiations with a number of people, what you’re going to get is really hard to say or to draw a line in the sand. And I dare say that if it was a little less, we probably would have a lot of shareholders that wouldn’t mind at all, but having said that, this kind of breaks down into sort of four tranches, if you will.

Number one is about $50 million worth of receivables. These are from major customers and these are things that we believe we’ll collect. In fact, we’ve scrubbed through a lot of these and even taken some reductions back in the second quarter. So that’s about 50 million.

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Then the remaining 50 is kind of a 50/50, 60/40 basis on construction equipment and fixed assets. In construction equipment we have our offshore and marine fleet. Onshore we have a land pipeline spread that’s currently working and we have a marsh pipeline spread that has been working but it’s shut down right now. So we have those assets.

Now, if a buyer wants all of those, fine. If they don’t, there’s a lot of those assets we could take out of Nigeria and put to work in Oman or North America almost immediately. So then the balance gets to be fixed facilities and such as the coating, the two coating plants we own jointly with a Chinese company. And there’s been some expressions of interest on those on a stand-alone basis.

We also have facilities on Bonny Island that we feed and house the Shell people. We believe there’d be quite a demand for those, because one they’re needed and two, they’re continuous operations.

And then finally we have our support bases, our dry docks, our fabrication facilities which are somewhat unique for Nigeria and necessary to comply with the local content laws. So it sort of breaks it down in a lot of different tranches in just what there is to sell. And you might find one buyer wants it all or you might find that it gets split up.

So it’s really a little early to say right now exactly what one is going to realize out of it. I realize this is a long way around the answer but just trying to give you a little color into what we have there.

Randy Harl - Willbros Group, Inc. - President, COO

And I think also, Robin, the situation in Nigeria is getting worse, but the bottom line on this transaction is we have some very, very good potential buyers for this business. And we have — these indicative offers make us excited about the prospect of being able to conclude a good deal on this.

So I mean, don’t take away that we’re pessimistic about this. We are very optimistic about concluding this. The long-term outlook in Nigeria for the kind of business that we have is very good for the right owner. It’s just — it doesn’t fit what we’re trying to do and we just have a lot of other places in the world that have great opportunities that are a lot less — have a lot less risk for us, and we’re repositioning our business.

So we are very optimistic that we’ll conclude a good deal here.

Robin Shoemaker - Bear Stearns - Analyst

Right.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

I think the other thing is we ran into the same kind of situation or feeling when we decided to sell Venezuela. There were a lot of people who said well, how in the world can you sell that with the way the government is down there and this and that?

Well, there’s some common things between Venezuela and Nigeria. And that is that they both have oil and gas industries that have been there quite a while but, they really don’t have a company that does just exactly what Willbros does. In the case of Venezuela, there was a desire with the national oil company, the local oil companies, the government, that this company be owned by Venezuelans.

Consequently, we had groups come to us that were able to come up with 100% bank financing and do the deal. We think that there is a real interest in Nigeria that a company such as ours be owned locally so that local people can do this work. They’re very focused on more jobs and better jobs for their people, and this is a way to do this.

So this is another thing, other than just the black and white side of it.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Van Welch - Willbros Group, Inc. - CFO

Also, Robin, just as a reminder, the value that you’re seeing on our balance sheet excludes per our policy, excludes any recognition of any kind of claims that Randy spoke of earlier.

Robin Shoemaker - Bear Stearns - Analyst

Right. And those claims would stay with Willbros or go to the buyer?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

That’s all part of the process.

Robin Shoemaker - Bear Stearns - Analyst

Okay. Understood. I appreciate the detail. Thank you.

Operator

All right. Thank you. John Rogers, please state your company name followed by your question.

John Rogers - D.A. Davidson - Analyst

D.A. Davidson, good morning.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

Good morning, John.

John Rogers - D.A. Davidson - Analyst

First thing is, I missed the comments on G&A levels where you expected those to run.

Van Welch - Willbros Group, Inc. - CFO

John, we’re looking at running in continuing operations at a run rate of 6 to 8%. We’re looking at all our costs across the board. Overhead and indirects to be able to achieve that run rate going forward.

John Rogers - D.A. Davidson - Analyst

Okay. But in the fourth quarter, you expect it to be at that level?

Van Welch - Willbros Group, Inc. - CFO

I’m not saying fourth quarter, I’m saying by the end of the year, we’re going to be at a run rate at 6 to 8%.

John Rogers - D.A. Davidson - Analyst

Okay.

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Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

And then my other question was as you look at your business now, and I understand the difference between the engineering and then — side of it. But on the construction side and the fabrication work up in Canada, where do you think your capacity is?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

Are you talking about in the U.S. or overall in the company?

John Rogers - D.A. Davidson - Analyst

Well, I guess more North America.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

I think part of that has to do with the type of work.

John Rogers - D.A. Davidson - Analyst

Right.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

And when I say that, one of the things that gives us a great deal of leverage is this EPC work. Because what you see in some instances, Centennial project was this way, the work for AES in the Dominican Republic was this way, and the Explorer work was this way. We did the engineering, we did the procurement and we elected to perform part of or in some instances, none of the construction.

So what you kind of have is you have the revenues, but you have saved your construction forces for other things. And we have other projects that— like that now in backlog, some of which will self-perform, some of which we won’t self-perform. So it’s a real mix when you get into this EPC work. If it was just engineering hours or if it was just construction projects, I think that’s easier to quantify. But I’d say probably in the area of $1 billion a year.

Now, having said that, if you kind of look at the Company, we have some assets that are underutilized to say the very least, that’s Nigeria. And as soon as we sit down and either sell those assets and take those people and that money and invest in other equipment or whatever, that portion of our portfolio is underutilized.

So we can either take portions of that equipment if a buyer doesn’t want it, and some of our people and come to the U.S., Oman, Gulf coast, whatever, or we can — if we sell everything, take the proceeds and some of those people and go elsewhere.

So until we accomplish that transaction, we’re not going to really be where we want to be.

John Rogers - D.A. Davidson - Analyst

And so I guess just as a follow-on then, if you’re successful with this $500 million project that you referred to and with your existing work and then I guess holding some capacity in reserve for just-in-time projects, does that pretty well fill you up?

Mike Curran - Willbros Group, Inc. – Chairman, CEO

No, I think that the way to think about that is this big EPC project like that will stretch out over a number of years.

John Rogers - D.A. Davidson - Analyst

Okay.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Randy Harl - Willbros Group, Inc. - President, COO

You know, like Mike said, if it turns out that let’s say it turns out to be EPCM where we would manage over other constructors doing that work, that certainly wouldn’t have any impact on our construction capability and it could stretch out 36 to 48 months.

John Rogers - D.A. Davidson - Analyst

Okay. Well, that makes sense. All right, thank you.

Operator

All right. Thank you, sir.

[OPERATOR INSTRUCTIONS]

Martin Malloy, please state your company name.

Martin Malloy - Southcoast Capital - Analyst

Southcoast Capital. In terms of the West Africa assets, assuming that you are able to sell them for something around the net asset value, what would be the possible use of those proceeds?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

I think the use of those, we’d have to sit back and look at it, but just off the top of my head, a portion of that would probably be spent to replace those assets, either in direct purchases of equipment or possibly even an acquisition to go into the markets that we’re in or into the markets that we’re focused on.

One of the things one could do is in the purchase of equipment, even if you didn’t expand your operations, you could back out rented equipment, which would increase your contract margin. Because right now rented equipment is up in your contract costs, owned equipment is down in depreciation.

And we have done a lot of leasing because we haven’t had the visibility in the last 10 to 12 years, for example, the $70 million worth of equipment we leased on the Chad-Cameroon project we turned back most of that because we didn’t have the visibility and we didn’t see the work in front of us. Well that’s a little bit different situation now.

So I think it would be a combination of equipment and then just general corporate needs. And looking at the landscape at such time as we finalize the transaction.

Martin Malloy - Southcoast Capital - Analyst

Okay.

And then with respect to your backlog from continuing operations, can you give us some guidance as far as how much you expect to work off during 4Q, how much during ‘07? Does any of that stretch into ‘08?

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran - Willbros Group, Inc. - Chairman and CEO

I think some of that will stretch into ‘08 and part of this gets back to just when we come out of Force Majeure. In other words, if things don’t settle down until the election next spring or until after the election next spring, that would stretch this out.

If we see some resolution in the near future to some of these problems over there, we could go back to work sooner. So this is something that we’re not really driving the boat in this situation.

Martin Malloy - Southcoast Capital - Analyst

On the backlog from continuing operations, the North American and Oman backlog, does that stretch into ‘08?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

There’s some of it that does stretch into ‘08, yes.

Martin Malloy - Southcoast Capital - Analyst

Can you give us some guidance as far as how much of that backlog you expect to work off during the fourth quarter?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

On the 763?

Martin Malloy - Southcoast Capital - Analyst

The continuing operations backlog, yes.

Van Welch - Willbros Group, Inc. - CFO

Martin, I think if you look at the guidance that we gave, we are looking at having revenue that exceeds what we’re doing in Q3. Most of that would be coming out of backlog.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

But there’s some of it that would be walkup work, some of the things that are of the nature that aren’t in backlog as well.

Martin Malloy - Southcoast Capital - Analyst

Thank you.

Operator

Thank you, sir. Bob Fontana please state your company name followed by your question.

Bob Fontana - Morgan Crossroads Fund - Analyst

Morgan Crossroads Fund.

Two questions, one on the decline in backlog, I know you announced the cancellation of a large contract. Was a decline in backlog entirely that contract? That’s the first question.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Second question, on the private equity deal, would like to understand the reasoning behind that for those of us who are existing shareholders and have kind of ridden with you guys that was a little bit of a punch in the stomach, after last quarter you indicated you didn’t think you’d have to do anything like this.

Specifically, did any of your creditors require that you issue additional equity in order to have facilities in place and meet covenants and things like that? Thank you.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

This is Mike Curran.

I’ll speak to the PIPE first. We didn’t have any formal requirement to do this with respect to the credit agreement or any other creditors, but I think you can see or understand that it would make — putting a credit agreement much easier to do this and to shore up our balance sheet.

We have two or three things as we march down the road working on this credit agreement, working on our bonding, and also with corporate guarantees we give people and equipment rental, is that we could see very quickly that we needed to have a stronger balance sheet. We did pro bonding, we use a lot of performance bonds that are required by customers in the U.S., we’re getting into bigger and bigger projects.

Post Enron, the landscape on bonding has shrunk drastically. So this was one of the things we could see real quick. It wouldn’t make a difference on your credit facility, I mean, it would make a difference if you had it in place but that’s not as important to a bonding company as your financial sheet or your financial statement. So bonding’s one of them.

We give people, a number of people corporate guarantees. If we lease equipment from a vendor, a CAT dealer, whoever, and we take it overseas, we’ll give them a guarantee that we’ll either pay for it or we’ll bring it back. We needed a stronger balance sheet to do that.

And if you can give somebody a corporate guarantee versus a performance bond, a payment bond or a letter of credit, that’s much cheaper. And then in the negotiations on a credit agreement, we could just see that it would be to our advantage, both from availability and from pricing to be able to — that if we had a stronger balance sheet this would be an easier thing to do.

Bob Fontana - Morgan Crossroads Fund - Analyst

Okay. And on the backlog?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

Yes. Okay. On the backlog,.

Van Welch - Willbros Group, Inc. - CFO

On the backlog, we did— we took the $600 million out we were at the end of the first quarter $1.2 billion. We take that out in the second quarter, we’re at $600 million. And we said we had a lot of prospects that would bring that number back up to that in excess of $1 billion. And that we’re still on track to do that. We’re 763 now, we’ve talked about having about 250 million that we expect to sign in the next few weeks. So we think we’re on track to do that.

Bob Fontana - Morgan Crossroads Fund - Analyst

Okay, thank you.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Mike Curran - Willbros Group, Inc. - Chairman and CEO

I think the other thing is, let me just mention about backlog. Years ago, I sold a company to a oil field service company, a big drilling company and their chairman sat down and talked to me, and he said, “Mike we really could use some backlog.” I said absolutely no problem. I said just tell me what you want. I said it might take two months, three months, but we can absolutely get the backlog. But now don’t complain at the end of the year if it doesn’t make what you think.

So getting this backlog and getting it signed up, I understand this is a bit of a backlog-driven business, and we could have by this conference call have a lot of things signed up. A lot more than we have today. But the terms and conditions would be much less favorable than they’re going to be if we just go through this in an orderly course of business.

So it’s kind of one of these things marry in haste repent in leisure. You can get it signed up real quick but you’ll be sorry. So it is a balancing act. One of the things that we have really focused on is not be out with our folks saying we’ve got a conference call on the 9th of the month and by God I want this in and this in and this in, that’s just not the way for us to do our business.

Operator

All right. Dan [Westcot], please go ahead. State your company name followed by your question.

Dan Westcot Analyst

[Inaudible]. Guy’s thanks for the color on the conference call.

The only question relates to cash use from discontinued operations, it looks like it was about $17 million or so, was that on track with what you planned as far as the wind-down on that business?

Van Welch - Willbros Group, Inc. - CFO

Yes, I think if you look at cash from discontinued operations, which is primarily Nigeria, we did use some cash associated with funding those losses.

I would say it’s hard to say if that was our plan, Dan, but certainly if you look going forward with these claims that we have outstanding, I think there is some potential that we’re going to recoup some of the cash drain that we’ve incurred during the past, once we’ve settled these claims going forward.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

And we’ve got receivables. In this period of time, you might imagine as difficult as it has been for us and other service contractors, it’s really been difficult for our clients. So it’s not business as usual when it comes to getting paid or sitting down, going through invoices or that sort of thing.

Randy Harl - Willbros Group, Inc. - President, COO

We’re not just setting here letting that happen, we are really managing our costs, bringing them in line with the events that I talked about earlier in the call that have caused us to declare Force Majeure or other things in the country.

So there’s an alignment of those things, but remember there’s a lag many times between incurring the costs and being able to recover it, especially in a place that -—where as much is going on as is in Nigeria today. So matching those is difficult but again we believe we’re in a very good position to recover somewhere out in the future.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

Dan Westcot Analyst

You think that business will be cash flow-neutral soon or do you think you’ll have to continue to fund it?

Mike Curran - Willbros Group, Inc. - Chairman and CEO

We’re trying to manage as close to that as we can. I really can’t make a prediction on that. I can tell you that we’re on it all the time trying to push it there.

Dan Westcot Analyst

Good, thanks for your help.

Operator

All right. Thank you.

Management, there are no further questions at this point in time. Please continue with any closing comments.

Mike Curran - Willbros Group, Inc. - Chairman and CEO

This is Mike Curran.

I would just like to, in closing, I’d like to say we have strengthened our balance sheet and put together a new three-year credit facility. The process to sell Nigeria is advancing. We are in a market which offers us extensive opportunities in North America and also are looking to reenter international markets like Algeria and Saudi Arabia where the Company has a long history and a great deal of experience.

We have additional highly confident work coming into backlog and we are making every effort to maximize the opportunities these new projects present to us. We believe the actions we’re taking will have a positive impact on the timing and contribution of future work and the future soundness and dependability of the company.

On another level, I want to remind you that the Company will soon be under the direct leadership of Randy Harl, who will assume the duties of CEO on January 1st. I will remain as Executive Chairman. I know that Randy has the experience and the skills to take Willbros forward and meet all your expectations and I am pleased to be handing over the reins to such an experienced engineering and construction executive of his caliber.

Thank you all for joining us today.

Operator

All right.

Thank you, ladies and gentlemen, this does conclude the Willbros Group third quarter conference call.

We thank you very much for your participation today. Thanks for using ATT conferencing and have a very pleasant day.

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FINAL TRANSCRIPT

Nov. 09. 2006 / 8:00AM CT, WG - Q3 2006 Willbros Group, Inc. Earnings Conference Call

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